Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made and entered as of June 15, 2008 (the “Agreement Date”) between Angeion Corporation (the “Company”) and Mr. William J. Kullback (“you”).

RECITALS

WHEREAS, the Board considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders.  In this connection, the Board recognizes that the possibility of a Change in Control may arise and that this possibility and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

WHEREAS, the Board has determined that appropriate steps should be taken to minimize the risk that Company management will depart prior to a Change in Control, thereby leaving the Company without adequate management personnel during such a critical period, and to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control.  In particular, the Board believes it important, should the Company or its shareholders receive a proposal for transfer of control, that you be able to continue your management responsibilities without being influenced by the uncertainties of your own personal situation.

WHEREAS, the Board recognizes that continuance of your position with the Company involves a substantial commitment to the Company in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits.  Therefore, to induce you to remain an employee of the Company, this Agreement, which has been approved by the Board, sets forth the benefits that the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control under the circumstances described below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, you and the Company hereby agree as follows:

1.                                       Definitions.  The following terms will have the meaning set forth below unless the context clearly requires otherwise.  Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

(a)                                  “Affiliate” means (i) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Parent Corporation or (ii) any other form of business entity in that the Parent Corporation, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body.

(b)                                 “Agreement” means this agreement as amended, extended or renewed from time to time in accordance with its terms.

(c)                                  “Base Salary” means your annual base salary from the Company at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater.  Base Salary includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

(d)                                 “Benefit Plan” means any

(i)            employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended;

(ii)           cafeteria plan described in Code Section 125;

(iii)          plan, policy or practice providing for paid vacation, other paid time off or short- or long-term profit sharing, bonus or incentive payments; or

(iv)          stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan that is sponsored, maintained or contributed to by the Company for the benefit of employees (or their families and dependents) generally or you (or your family and dependents) in particular.

(e)                                  “Board” means the board of directors of the Parent Corporation duly qualified and acting at the time in question.  On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

(f)                                    “Cause” means:

(i)                                     your gross misconduct;

(ii)                                  your willful and continued failure to perform substantially your duties with the Company (other than a failure resulting from your Incapacity as defined in your Employment Agreement) after a written demand for substantial performance is delivered to you by the Chief Executive Officer that specifically identifies the manner in which you have not substantially performed your duties and provides for a reasonable period of time within which you may take corrective measures; or

(iii)                               your conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law that is materially and demonstrably injurious to the Company or that impairs your ability to perform substantially your duties for the Company.

An act or failure to act will be considered “gross” or “willful” for this purpose only if done, or omitted to be done, by you in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company’s board of directors (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.  Notwithstanding the foregoing, you may not be terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in clauses (i), (ii) or (iii) of this definition and specifying the particulars thereof in detail.

(g)                                 “Change in Control” means any of the following:

(i)                                     the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Parent Corporation, in one transaction or in a series of related transactions, to any Person;

(ii)                                  any Person, other than a “bona fide underwriter,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Parent Corporation’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

(iii)                               a merger or consolidation to which the Parent Corporation is a party if the shareholders of the Parent Corporation immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Parent Corporation at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving company representing less that 50% of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

(iv)                              the continuity directors cease for any reason to constitute at least a majority the Board; or

(v)                                 a change in control of a nature that is determined by outside legal counsel to the Parent Corporation, in a written opinion specifically referencing this provision of the Agreement, to be required to be reported (assuming such event has not been “previously reported”) pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Parent Corporation is then subject to such reporting requirement.

For purposes of this Section 1(g), a “continuity director” means any individual who is a member of the Board at the date hereof, while he or she is a member of the Board, and any individual who subsequently becomes a member of the Board whose election or nomination for election by the Parent Corporation’s shareholders was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of the Parent Corporation in which such individual is named as a nominee for director without objection to such nomination).  For purposes of this Section 1(g), a “bona fide underwriter” means a Person engaged in business as an underwriter of securities that acquires securities of the Parent Corporation through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

(i)                                     “Company” means the Parent Corporation, any Successor and any Affiliate.

(j)                                     “Date of Termination” following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

(i)                                     if your employment is to be terminated by you for Good Reason, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date;

(ii)                                  if your employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination;

(iii)                               if your employment is terminated by reason of your death, the date of your death; or

(iv)                              if your employment is to be terminated by the Company for any reason other than Cause or your death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless you expressly agree in writing to an earlier date.

In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within the 30-day period after your receipt of the Notice of Termination, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section 11 of this Agreement.  During the pendency of any such dispute, you will continue to make yourself available to provide services to the Company and the Company will continue to pay you your full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits that constitute Good Reason) and until the dispute is resolved in accordance with Section 11 of this Agreement.  You will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that your claim of a dispute was frivolous or advanced by you in bad faith.

(k)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

(l)                                     “Good Reason” means:

(i)                                     the Company effects a material diminution of your title or duties as in effect immediately prior to the Change in Control (other than, if applicable, any such change directly attributable to the fact that the Parent Corporation is no longer publicly owned); provided, however, that Good Reason does not include a change in your status, position(s), duties or responsibilities caused by an insubstantial and inadvertent action that is remedied by the Company within 15 calendar days after receipt of notice of such change is given by you;

(ii)                                  a reduction by the Company in your Base Salary, or a failure to provide a reasonably comparable bonus program, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased;

(iii)                               the failure by the Company to cover you under Benefit Plans that, in the aggregate, provide substantially similar benefits to you and your family and dependents at a substantially similar total cost to you (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which you were participating at any time during the 90-day period immediately preceding the Change in Control;

(iv)                              the Company’s requiring you to be based more than 30 miles from where your office is located immediately prior to the Change in Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations that you undertook on behalf of the Company during the 90-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

(v)                                 the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section 5 of this Agreement;

(vi)                              any purported termination by the Company of your employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or

(vii)                           any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change in Control, you were not expressly prohibited in writing by the Board from attending to or engaging in.

Your continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason.  Your termination of employment for Good Reason as defined in this Section 1(l) will constitute Good Reason for all purposes of this Agreement notwithstanding that you may also thereby be deemed to have retired under any applicable retirement programs of the Company.

(m)                               “Notice of Termination” means a written notice given on or after the date of a Change in Control (unless your termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) which indicates the specific termination provision in this Agreement pursuant to which the notice is given.  Any purported termination by the Company or by you for Good Reason on or after the date of a Change in Control (or before the date of a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, that your failure to provide Notice of Termination will not limit any of your rights under this Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

(n)                                 “Parent Corporation” means Angeion Corporation and any Successor.

(o)                                 “Person” means any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Parent Corporation, any Affiliate or any benefit plan(s) sponsored by the Parent Corporation or an Affiliate.

(p)                                 “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Parent Corporation’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

2.                                       Term of Agreement.  This Agreement is effective immediately and will continue in effect for the duration of your employment with the Company or, if a Change in Control has occurred during the term of this Agreement, for a period of 18 months following the month during which the Change in Control occurs or, if later, until the date on which the Company’s obligations to you arising under or in connection with this Agreement have been satisfied in full.

3.                                       Benefits upon a Change in Control Termination.  You will become entitled to the benefits described in this Section 3 if and only if:  (a) (i) the Company terminates your employment for  any reason, other than your death, Incapacity (as defined in your Employment Agreement) or Cause (upon termination for death, Incapacity or Cause, you will receive the benefits outlined in your Employment Agreement), or (ii) you terminate your employment with the Company for Good Reason; (b) the termination occurs either within the period beginning on the date of a Change in Control and ending on the last day of the 18th month that begins after the month during which the Change in Control occurs or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control; and (c) you sign a release of claims in favor of the Company, in substantially the form as attached as Exhibit A to your Employment Agreement, and you do not revoke or rescind your release of claims within the time period specified therein.  The Company will not be required to begin making any payments to you under this Agreement until the expiration of the rescission and revocation periods set forth in the release of claims, except that benefits previously vested prior to termination, including those under paragraph 3(a)(ii), will be paid within 30 days of your termination whether or not you sign a release.  Nothing in this Change in Control Agreement affects the vesting, exercisability or other terms of any stock option or other equity grant, or other benefits vested as of the date of termination, and all stock options and other grants and benefits are covered by the terms of the grants and the plans under they were issued.

(a)                                  Cash Payment.  Within 20 days of your execution of a release of claims in favor of the Company, in substantially the form attached as Exhibit A, provided that you do not revoke or rescind your release as specified therein, the Company will make a lump-sum cash payment to you in an amount equal to

(i)                                     1.5 times your annual Base Salary, and

(ii)                                  the unpaid portion, if any, of any bonus and incentive amounts earned by you for the fiscal year ending prior to the termination of your employment that you are eligible to receive under the terms of the applicable bonus and incentive plan.

(b)                                 Group Health Plans.  You will be eligible to elect continued group health and life coverage, including medical and dental coverage, as otherwise required under applicable state continuation law and the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) from the Date of Termination.  For the first 12 months of the 18-month period, the Company will continue to pay its share of the healthcare and life insurance premiums for your family coverage and you will be obligated to pay your share of the cost associated with the coverage as if you were still actively employed by the Company (without regard to any reduction in these benefit that constitutes Good Reason).  If, during this 12-month period, you become employed by a third party and eligible for any health care or life insurance coverage provided by that third party, the Company will not, thereafter, be obligated to continue to pay this amount.  You will be responsible for the full cost of any health care or life insurance coverage after the end of the 12 months.

(c)                                  Out Placement Assistance.  The Company will pay up to ten percent of your Base Salary for out placement counseling to you.  Such payments will be made either directly to the counselor or to you within 30 days after presentation of an invoice for services rendered or to be rendered.  No payment shall be made for services to be rendered more than two years after the Date of Termination.

If, on or after the date of a Change in Control, an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate are sold, transferred or otherwise disposed of and the acquiror is not the Parent Corporation or an Affiliate (a “Disposition”), and you remain or become employed by the acquiror or an affiliate of the acquiror (as defined in this Agreement but substituting “acquiror” for “Parent Corporation”) in connection with the Disposition, you will be deemed to have terminated employment on the effective date of the Disposition for purposes of this Section 3 unless (x) the acquiror and its affiliates jointly and severally expressly assume and agree, in a manner that is enforceable by you, to perform the obligations of this Agreement to the same extent that the Company would be required to perform if the Disposition had not occurred and (y) the Successor guarantees, in a manner that is enforceable by you, payment and performance by the acquiror.

4.                                       Indemnification.  Following a Change in Control, the Company will indemnify and advance expenses to you to the full extent permitted by law for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of your counsel) incurred in connection with all matters, events and transactions relating to your service to or status with the Company or any other corporation, employee benefit plan or other entity with whom you served at the request of the Company.  The Company’s obligation to indemnify you will not, however, extend to or cover any damages, penalties, fines, judgments, costs or expenses resulting from your own intentional misconduct or resulting from any violation by you of any criminal statute where you had reasonable cause to believe the conduct was unlawful.  The Company agrees to obtain or maintain directors and officers’ liability insurance, covering you following a Change in Control with substantially the same limits and coverages that are in place immediately prior to the Change in Control.

5.                                       Successors.  The Parent Corporation will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of the Company’s obligations under this Agreement.  Failure of the Parent Corporation to obtain such assent at least three business days prior to the time a Person becomes a Successor (or where the Parent Corporation does not have at least three business days’ advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by you of your employment.  The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given on that date.  A

Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

6.                                       Binding Agreement.  This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you die while any amount would be still payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7.                                       No Mitigation.  You will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to you in connection with this Agreement by seeking other employment or otherwise.  The benefits to be provided to you in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits you may receive from other employment or otherwise.

8.                                       No Setoff.  The Company has no right to setoff benefits owed to you under this Agreement against amounts owed or claimed to be owed by you to the Company under this Agreement or otherwise.

9.                                       Taxes and Withholding.  All benefits to be provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.  If payment or provision of any amount or other benefit that is in the reasonable good faith determination of the Company “deferred compensation” subject to Section 409A of the Internal Revenue Code (the “Code”) at the time otherwise specified in this Agreement or elsewhere would in the reasonable good faith determination of  the Company subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then you agree that the payment or provision thereof will be postponed to the earliest date on which the amount or benefit can be paid or provided in the reasonable good faith determination of  the Company without incurring any such additional tax, but in no event later than six months and one day following the date of your termination date.  In the event of any such delay of any payment or benefit, the Company agrees that the payment or benefit will be accumulated and paid in a single lump sum on such earliest date, together with interest for the period of delay, compounded annually, equal to 120% of the federal short term rate under Section 1274(d) of the Code in effect on the date the payment should otherwise have been provided.  Withholding by Company.  You authorize the Company to withhold, report and transmit to each tax authority all income, employment and excise tax required to be withheld from any amounts payable under this Agreement.  You, and not the Company, will be solely responsible for any and all taxes, including but not limited to, excise taxes under Sections 280G and 409A of the Code, in excess of any required tax withholding under the preceding sentence.

10.                                 Notices.  For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

11.                                 Disputes/Arbitration.  Any disputes arising under or in connection with this Agreement (including without limitation the making of this Agreement) will be settled by final and binding arbitration to be held in Minneapolis, Minnesota in accordance with the rules and procedures of the American Arbitration Association.  If any dispute is settled by arbitration, the parties will select a mutually agreeable single arbitrator to resolve the dispute or if they fail or are unable to do so, each side will within the following 10 business days select a single arbitrator and the two so selected will select a third arbitrator within the following 10 business days.  The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.  The arbitrator may construe or interpret, but may not ignore or vary the terms of this Agreement, and may be bound by controlling law.  Each party will bear its own costs and attorneys’ fees in connection with the arbitration; provided, however, that the Company will pay 75%, and you will pay 25%, of the costs and expenses of the arbitrator(s) and any administrative or other fees associated with such arbitration.

12.                                 Related Agreements.  To the extent that any provision of any other Benefit Plan or agreement between the Company and you limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such other Benefit Plan or agreement remains in force, the provision of this Agreement will control and such provision of such other Benefit Plan or agreement will be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.  Nothing in this Agreement prevents or limits your continuing or future participation in any Benefit Plan provided by the Company and for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any Benefit Plans or other agreements with the Company.  Amounts which are vested benefits or which you are otherwise entitled to receive under any Benefit Plan or other agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such Benefit Plan or other agreement.

13.                                 No Employment or Service Contract.  Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or no reason whatsoever, with or without cause.

14.                                 Change of Affiliate Status.  This Agreement will become null and void if, prior to a Change in Control:  (a) an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate are sold, transferred or otherwise disposed of and no Change in Control occurs in connection therewith; (b) your primary employment duties are with the Affiliate at the time of the occurrence of such event; and (c) you do not, in conjunction therewith, transfer employment directly

15.                                 Joint and Several Liability.  The Company with whom you were employed immediately before your Date of Termination has responsibility for benefits to which you or any other person are entitled pursuant to this Agreement but to the extent such Company is unable or unwilling to provide such benefits, Medical Graphics Corporation will be jointly and severally responsible therefor to the extent permitted by applicable law.

16.                                 General Provisions.

(a)                                  This Agreement may not be amended or modified except by a written agreement signed by both of us.

(b)                                 In the event that any provision or portion of this agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect to the fullest extent permitted by law.

(c)                                  This Agreement will bind and benefit the parties hereto and their respective successors and assigns, but none of your rights or obligations hereunder may be assigned by either party hereto without the written consent of the other, except by operation of law upon your death.

(d)                                 This Agreement has been made in and will be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

(e)                                  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver; nor will any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

(f)                                    Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons and addresses as may be specified by written notice to the other party):

If to Angeion Corporation:

Angeion Corporation

Attention:  Chief Executive Officer

350 Oak Grove Parkway

Saint Paul, Minnesota 55127

If to you:

Mr. William J. Kullback

18020 33rd Place South

Plymouth, Minnesota 55447

(g)                                 This Agreement and the Employment Agreement, contains our entire understanding and agreement with respect to these matters and supersedes and replaces the Original Change in Control Agreement and all other previous agreements, discussions, or understandings, whether written or oral, between or on the same subjects.

(h)                                 In the event any provision of this Agreement is held unenforceable, that provision will be severed and will not affect the validity or enforceability of the remaining provisions.  In the event any provision is held to be overbroad, that provision will be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

(i)                                     All terms of this Agreement intended to be observed and performed after the termination of this Agreement will survive such termination and will continue in full force and effect thereafter.

(j)                                     The headings contained in this Agreement are for convenience only and in no way restrict or otherwise affect the construction of the provisions hereof.  Unless otherwise specified herein, references in this Agreement to Sections or Exhibits are to the sections or exhibits to this Agreement.  This Agreement may be executed in multiple counterparts, each of which is an original and all of which together will constitute one and the same instrument.

Dated:

William J. Kullback

Dated:	ANGEION CORPORATION

By

Its

As to Section 15 of this Agreement only:

Dated:	MEDICAL GRAPHICS CORPORATION

By

Its